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MANAGEMENT AGREEMENT

This Management Agreement (this “Agreement”) is made and entered into as of the Effective Date by and between [Legendary Owner Entity] (“Owner”) a [state] limited liability company and Hotel Equities Group, LLC, a Georgia limited liability company (“Manager”).

WHEREAS, Owner owns the hotel located at [ ] and totaling [ ] rooms (the “Hotel”);

WHEREAS, Owner desires to engage Manager, upon the terms and conditions set forth in this Agreement, to perform various management functions, if applicable, and to manage and operate such Hotel; and

WHEREAS, Manager desires to perform such services for Owner in consideration of the compensation set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises hereof, and the mutual promises, obligations and agreements contained in this Agreement, Owner and Manager, intending to be legally bound, hereby agree as follows:

1.Definitions. For the purposes of this Agreement, the following defined terms shall have the following meanings:

“Accounting Period” means a calendar month, except that the first Accounting Period begins on the date of this Agreement and thus may be a partial month, and the last Accounting Period may be a partial month depending on the date this Agreement terminates.

“Affiliate” of a first Person means (a) any second Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such first Person, or (b) any second Person in which either such first or second Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of the other such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person, or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Approve”, “Approved” or “Approval” means, as to any subject matter, an express approval contained in a written statement signed by the approving Person.

“Authorized Representative” means, in the context of a Person or Persons acting for Owner or Manager, the Person or Persons designated in this definition. The written statements and representations of an

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Authorized Representative for a Person shall be deemed to reflect the authorized statements and representations of such Person. The Authorized Representative of Owner shall be Sam Montgomery or such other Person or Persons as may from time to time be appointed by Owner as reflected in a Notice from any Authorized Representative of Owner to Manager; and the Authorized

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Representative of Manager shall be Eric McCarthy-Zink, Chief Financial Officer or such other Person or Persons as may from time to time be appointed by Manager as reflected in a Notice from any Authorized Representative of Manager to Owner.

“Due Care” means such standard of care in the conduct by Manager of the performance and discharge of its duties and obligations hereunder (i) as would reasonably be expected of a manager of a hotel of comparable quality to the Hotel and in the same location as the Hotel or in a location comparable to the location of Hotel, and (ii) in accordance with the requirements of the Franchise Agreement. In the event of any conflict between the operating standards set forth in this Agreement and the operating standards set forth in the Franchise Agreement, the standards set forth in the Franchise Agreement shall govern and control.

“Effective Date” means January 1, 2025

“Fee” means the amounts described in Section 5.12.

“Force Majeure” means any of the following: an act of God; pandemic; strike; walkout or other industrial disturbance; order of the United States or the state in which the Hotel is located or of any other departments, agencies or officials of any civil or military authority of the United States or the state in which the Hotel is located or any political subdivision of either; terrorist attack; insurrection; riot; civil disturbance; explosion; delay with regard to transportation of materials; or any other cause or event not reasonably within the control of the applicable Person. Notwithstanding the foregoing, in no event shall general economic conditions or the inability to pay money constitute a Force Majeure for any purpose hereunder.

“Franchise Agreement” means the agreement between Owner and [BRAND] or an Affiliate thereof (“Franchisor”), with respect to the operation of the Hotel as a {BRAND] property, as same may be amended or modified from time to time.

“Functions” means, as the case may be, either the pre-acquisition functions or the Management Functions or both.

“Governmental Authority” means any federal, state, district, commonwealth, county, municipal government, or any governmental or quasi-governmental agency, department, commission, board, bureau, officer or instrumentality, foreign or domestic.

“Gross Operating Expenses” means all operating expenses reasonably necessary for the proper and efficient operation, maintenance and upkeep of the Hotel incurred by Manager pursuant to a Hotel Operating Budget that has been Approved by Owner, or otherwise pursuant to this Agreement, as determined in accordance with this Agreement, generally accepted accounting principles applied on a consistent basis (“GAAP”) and USALI.

“Gross Operating Profit” has the meaning set forth in USALI. Gross Operating Profit is calculated before deductions for the Base Management Fee, any Portfolio Incentive Fee, property and casualty insurance premiums, real estate taxes, reserves, mortgage interest, and similar non-operating expenses.

“Gross Revenues” means, as determined in accordance with GAAP and USALI, all gross revenues of the Hotel attributable to or payable for the rental of guest rooms, food and beverage, meeting

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space, telephone, and other revenue, including all credit transactions, whether or not collected, and all net proceeds from any business interruption insurance applicable to loss of revenues due to the nonavailability of guest rooms and for guaranteed no-show revenue, which is collected (less any costs and expenses incurred in the collection of such proceeds and any insurance deductibles); but excluding (a) any sales, excise taxes, gross receipt taxes, occupancy taxes or similar taxes or charges collected by Manager for transmittal to the appropriate taxing authority; (b) any funds furnished to Manager or the Hotel by Owner of any nature whatsoever (e.g., working capital); (c) interest accrued on amounts in the Operating Account defined in Section 5.3; (d) any rebates, discounts, credits or refunds made to Hotel guests, customers or patrons; (e) receipts or proceeds from any Mortgage or other financing, sale or other disposition of the Hotel, FF&E or other capital assets and other items not in the ordinary course of the Hotel’s operations and income derived from securities and other property acquired and held for investment; (f) property or other tax reimbursements; (g) any gratuities or service charges (or any portion thereof) which are collected for payment to Hotel employees or otherwise received by Hotel employees; and (g) any proceeds of insurance (other than business interruption insurance) or condemnation. Bad debts, which are incurred during the term of this agreement, will be deducted from Gross Revenues in the period in which they are deemed uncollectible by Manager.

“Management Functions” means the services specified in Article 5 hereof.

“Mortgage” means any deed to secure debt, mortgage, deed of trust or other instrument in the nature thereof at any time and from time to time constituting a lien upon any interest or estate of Owner in the Hotel (or any portion thereof) made by Owner, including, without limitation, all loan agreements, loan documents and other agreements executed in connection therewith, as same may be amended or modified from time to time.

“Mortgagee” means the holder of a Mortgage, including its successors and assigns.

“Notice” means a written advice or notification required or permitted by this Agreement as more particularly provided in Section 13.1.

“Hotel Improvements” means, collectively, any and all buildings, structures and other permanent improvements owned by Owner of every nature, character and description and now or hereafter constituting a part of the Hotel, or any portion of the Hotel, and any and all fixtures located on the premises of the Hotel and owned by the Owner, and specifically including duct work and heating, ventilating and air conditioning equipment and machinery.

“Hotel Operating Budget” means a statement setting forth the estimated operating receipts and expenditures (capital, operating and other) of the Hotel for the period covered by such statement, which shall be prepared by or under the direction of Manager and submitted to Owner for consideration and Approval as provided in Section 5.1.

“Person” means any natural person, corporation, partnership (general or limited), joint venture, association, joint stock company, trust, limited liability company or other business entity or organization.

“Property” means the real estate on which the Hotel is constructed, as described in more detail in the attached Exhibit “A” incorporated herein by reference.

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“Takeover Date” means the date on which Manager assumes the Management Functions which is expected to be January 1, 2025

“USALI” means at any point in time, the then-current edition of the Uniform System of Accounts for the Lodging Industry, published by the Hospitality Financial and Technology Professionals, as amended from time to time.

2.Appointment of Manager. Owner desires to retain a professional manager to supervise and otherwise cause to be performed the Management Functions for the Hotel. Manager desires to act as manager for Owner in performing the Management Functions. Owner hereby appoints Manager to be the exclusive manager for the Hotel in accordance with and during the term of this Agreement. Owner shall permit Manager to pursue all aspects of the management of the Hotel upon the terms and conditions, and for the term of appointment of Manager, set forth in this Agreement with respect to each of such Functions; and Owner, during the term of Manager’s engagement with respect to each Function, shall not authorize any other Person to perform the Management Functions generally, but may contract with others to perform specific tasks outside of the Manager’s area of knowledge. Manager hereby accepts appointment as the exclusive manager pursuant to the terms, provisions and conditions of this Agreement.

3.Term. This Agreement shall be binding on the Manager and Owner’s duties and obligations under this Agreement shall begin on the Takeover Date. The initial term of this Agreement shall commence on the Takeover Date and shall continue for five (5) years after the Takeover Date unless sooner terminated as provided in Article 11 hereof or elsewhere in this Agreement. If the initial term is not sooner terminated, and if neither party has given to the other Notice of nonrenewal at least sixty (60) days prior to the end of the initial term, this Agreement shall be renewed for additional terms of three (3) year each, unless sooner terminated as provided in Article 11 hereof

4.	Transition Services.Intentionally omitted

5.Management Functions; Compensation and Expenses. Manager’s general duty and responsibility as Owner’s exclusive manager for the Hotel shall be to manage and to supervise the operation of the Hotel utilizing Due Care and in accordance with (i) this Agreement, (ii) the Franchise Agreement, in a manner conforming to the standards of a [BRAND] operation and (iii) all applicable federal, state and local laws, ordinances and regulations. In discharging its general duty and responsibility as the exclusive manager hereunder, Manager shall, without limitation, perform the specific Functions described in this Article 5, which Functions shall be performed at the sole cost and expense of, and, where appropriate, for and on behalf of, and in the name, place and stead of, Owner, except as otherwise provided in this Agreement.

5.1.Hotel Operating Budgets. Not later than thirty (30) days prior to the end of each fiscal year of Owner immediately preceding the fiscal year for which an Hotel Operating Budget is being submitted, Manager shall prepare and submit, as a Gross Operating Expenses, to Owner for its consideration a proposed Hotel Operating Budget in the format reasonably required by Owner for the next following fiscal year. Such Hotel Operating Budget shall include a capital replacement reserve in an amount approved by Owner that is expected to be sufficient for Owner’s compliance with the requirements of the Franchise Agreement with respect to system standards and periodic upgrades; provided, however, that if Owner is depositing with Mortgagee a reserve of funds sufficient to cause the Property to comply with the Franchise Agreement in connection with such capital replacements, the Hotel Operating Budget shall not be required to include such capital replacement reserve. Owner shall have

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thirty (30) days from its receipt of the annual budget to approve or disapprove the budget, provided that if the Owner fails to provide notice within such 30-day period in reasonable line-item detail of such disapproval, the budget shall be deemed to be approved. After such Hotel Operating Budget is Approved by Owner, such approval to be within Owner’s sole, but reasonable discretion, Manager shall implement such Hotel Operating Budget and shall be authorized, without the need for further Approval by Owner, to make the total expenditures and to incur the total obligations expressly provided for in such Hotel Operating Budget; provided, however, Manager shall not, without the written Approval of Owner, make any expenditure or incur any obligation which will cause the expenditures within any department in the Hotel Operating Budget for the calendar quarter then in effect to exceed the amount provided in the Hotel Operating Budget for such line item for such calendar quarter by more than the greater of ten thousand dollars ($10,000) or five percent (5%). If Owner does not provide approval within 10 business days, Owner shall be deemed to have approved the requested spend. After Owner’s Approval of the Hotel Operating Budget for a particular year, should either Owner or Manager determine that the Hotel Operating Budget is not compatible with the then-prevailing condition of the Hotel, Manager shall, within fifteen (15) days after (a) receipt of Notice of such determination by Owner (but not more than four (4) times per year), or

(b) such determination by Manager, prepare and submit to Owner a revised Hotel Operating Budget for the balance of the fiscal year, which revised Hotel Operating Budget shall be subject to Approval by Owner in the same manner and with the same effect as was the original Hotel Operating Budget. If for any reason the Hotel Operating Budget for any fiscal year after the Manager’s first fiscal year of management of the Hotel has not been Approved by Owner by the first (1st) day of such fiscal year, Manager shall, until an Hotel Operating Budget for such fiscal year is Approved, manage the Hotel in accordance with the proposed budget for all line items not specifically disapproved and for line items rejected or deemed to be unapproved, the Approved Hotel Operating Budget for the immediately preceding fiscal year, plus a three percent (3%) increase, in the aggregate, just as though such Hotel Operating Budget plus three percent (3%) had been Approved as provided herein for the fiscal year in question, with such adjustments in such budget as shall be reasonably necessary to take into account (a) any differences in rental income which may be experienced in such fiscal year as compared to the prior fiscal year, and (b) any increased costs and expenses beyond the control of Manager for the same or comparable services or products.

5.2.Maintenance. Manager shall maintain the Hotel, or cause the Hotel to be maintained, at Owner’s cost (as a Gross Operating Expense), in accordance with Marriott standards as expressed in the Franchise Agreement, including within such maintenance, without limitation, interior cleaning and janitorial service, provision of restroom supplies, repairs to the Hotel, maintenance of mechanical systems and equipment, room alterations and refurbishments required by the Franchise Agreement or Hotel Operating Budget, contracting for security services (to the extent Approved by Owner or required by Marriott standards) with respect to the Hotel, and such other normal maintenance, alteration and repair work as may be reasonably advisable or necessary, provided, however, that the expense to be incurred for such maintenance, alteration, repair or other services shall not exceed the amount Approved in the Hotel Operating Budget amount for such expense by more than the greater of the dollar and percentage limitations set forth in Section 5.1 if Approved by Owner or if otherwise incurred under such circumstances as Manager shall reasonably deem to be an emergency. The cost of alterations and refurbishments required by the Franchise Agreement or Hotel Operating Budget that may not be expensed in accordance with sound Hotel accounting practices shall be capitalized and amortized. Manager shall use its best efforts to contact Owner or Owner’s Authorized Representative by telephone before undertaking emergency repairs. If such an emergency is one in which repairs are immediately necessary for the preservation and safety of the Hotel and its guests, or to avoid the suspension of any essential services to the Hotel, or to avoid danger to life or property, such emergency repairs may and shall be made by Manager at Owner’s cost (as a Gross Operating Expense) without the prior Approval of Owner. Manager shall promptly, and in no event later than twenty-four (24) hours after the time Manager

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learns of any such emergency, notify Owner in writing and in reasonable detail of such emergency. Manager shall provide regular and systematic inspections of the Hotel in order to comply with any requirements concerning the management or maintenance of the Hotel imposed upon Owner under the Franchise Agreement.

5.3.Cash Management Plan. Owner and Manager shall cooperate in designating an acceptable bank which will provide for deposit of all receipts arising from the operation of the Hotel into a separate account (the “Operating Account”). Owner will supply to Manager any initial working capital required for the operation of the Hotel by the Franchise Agreement, which sum shall be deposited in the Operating Account and (to the extent not used to cover Gross Operating Expenses) shall belong to Owner throughout and on termination of this Agreement. Owner will maintain a minimum average daily balance in the Operating Account equal to the sum of $50,000, in order to maintain working capital sufficient to assure the timely payment of expenses of the Hotel in accordance with the Hotel Operating Budget. Manager, through individual signatories Approved by Owner, shall have access to the Operating Account and shall be authorized to pay, and shall pay, therefrom, without any additional Approval of Owner, all regular, routine Gross Operating Expenses of the Hotel that are incurred in accordance with the Hotel Operating Budget or otherwise Approved by Owner. Owner will have online access to the Operating Account to view applicable bank statements and if such online access to the Operating Account is unavailable, Manager shall provide Owner with copies of bank statements from the Operating Account. Owner shall allow electronic payments to be initiated by Manager to be paid from the Operating Account from vendor partners via ACH, Wire, or Reverse Wire. Manager shall immediately upon receipt deposit all receipts from the operation of the Hotel and funds otherwise supplied by Owner for working capital into the Operating Account. No funds not belonging to Owner shall be commingled with the funds in the Operating Account. All expenditures by Manager in excess of $5,000.00 shall require the approval of two Approved employees of Manager, one of which is the signature of any Officer in Manager’s home office, which approval may be an electronic instead of an original signature. Once properly Approved, a check for the Approved expense may be signed by any one Approved employee of a Manager. Notwithstanding anything in this Agreement to the contrary, Manager will comply with the cash management requirements of any Mortgagee.

5.4.Reports on Insurance Claims. Manager shall promptly investigate, promptly notify Owner of, and make a complete and timely written report to the appropriate insurance company as to, all accidents, claims for damage relating to the ownership, operation and maintenance of the Hotel, any damage or destruction to the Hotel or the Hotel Improvements, and the estimated cost of repairs thereto, and shall prepare all reports required by any insurance company in connection therewith. All such reports shall be filed with the insurance company as required under the terms of the insurance policy involved, and copies of all reports shall be furnished to Owner.
5.5.Compliance with Laws and Contracts. Insofar as any of the following enumerated matters relate to or affect the condition, use, repair or occupancy of the Hotel, unless Owner has affirmed its intention to contest same (in which event Manager shall participate in such contest to the extent reasonably requested by Owner), Manager shall use diligent good faith efforts to comply in all material respects with, and to cause the Hotel to be kept, maintained, used and occupied in material compliance with, the following as now in effect or as may hereinafter be in effect: (a) all applicable laws, statutes and ordinances of which Manager has actual knowledge; (b) all applicable rules, regulations and orders of any Governmental Authority (specifically including, but not by way of limitation, building codes and fire regulations); (c) any direction or occupancy certificate issued pursuant to any law, regulation or rule by any public officer so empowered and acting in an official capacity; (d) the provisions of the fire and casualty insurance policy or policies insuring the Hotel (so as to not adversely affect the insurance

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coverage or increase the premium rate therefor); (e) the requirements of any Mortgage, or other instrument to which Owner is a party; or (f) the requirements of Franchisor under the Franchise Agreement.

5.6.Promotional Budget for the Hotel. Manager shall prepare an annual promotional budget for the Hotel and supervise the promotion of the Hotel pursuant to the promotional budget for the Hotel. The promotional budget for the Hotel shall be included in the Hotel Operating Budget.

5.7.Reports, Statements and Payments. Manager shall prepare and, where required, distribute the reports and statements described below in this Section 5.7. The form of all such reports shall be reasonably designated from time to time by Owner and shall include such additional content, summaries and reports as may be requested from time to time by Owner or Franchisor.

(a)Governmental Notices. Promptly upon receipt thereof, Manager shall submit to Owner a copy of each notice or statement received from any Governmental Authority, together with any other notice or statement received by Manager that threatens, or would be expected to have a material adverse effect upon, the Hotel or its operation; provided, however, that such submittals shall exclude copies of information bulletins, questionnaires and similar materials of general distribution unless expected to have a material adverse effect upon the Hotel.
(b)Reports and Payments. Manager shall deliver to Owner, no later than the fifteenth (15th) day of each Accounting Period during the term of this Agreement, a detailed statement of Gross Revenues and Gross Operating Expenses in connection with the operation of the Hotel for the immediately preceding Accounting Period. Manager shall also deliver to Owner, no later than the thirtieth (30th) day of the end of each fiscal year during the term of this Agreement, a detailed statement of annual Gross Revenues and Gross Operating Expenses in connection with the operation of the Hotel for the immediately preceding fiscal year. Manager shall be solely responsible for maintaining such books and records on an accrual basis and shall conform to the requirements of the Franchisor and the USALI. In addition, in the event Owner or its Affiliates desire to obtain audited financials for the Hotel, whether on an individual or a consolidated basis, Manager shall cooperate with all requests of Owner or its accountants or consultants in connection therewith.

(c)Franchisor’s Required Reports; Mortgagee’s Required Reports. Manager shall prepare and submit to Franchisor, with a copy to Owner, upon request, each report required by Franchisor under the Franchise Agreement. Manager shall prepare and submit to Mortgagee, with a copy to Owner, upon request, each report required by Mortgagee under or in connection with the Mortgage.
(d)Audits. Owner reserves the right, on behalf of itself and on behalf of Franchisor and any Mortgagee, to conduct an examination of and to audit, without prior notification, the books and records maintained by Manager with respect to the Hotel. Such examinations and audits may be performed at the Hotel or any other place where such books and records are maintained, including any office of Manager or its Affiliates. Should the audit discover significant weaknesses or errors in record keeping, Manager shall immediately correct the same and shall promptly inform Owner in writing of the action taken to correct the same. All costs associated with any audits conducted by Owner or its designees shall be at Owner’s expense.

(e)Meetings with Owner. Manager shall be available at the Hotel (or such other location agreed upon by the parties) for meetings with Owner to discuss Manager’s conduct of its

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Functions under this Agreement within reason as it relates to the amount of meetings face to face. Meetings with respect to the Hotel will be held as frequently as is deemed reasonable and necessary by Owner provided that such meetings do not unduly interfere with the day-to-day operations of the Hotel. The agenda for any meeting may be prepared jointly by Owner and Manager and shall cover such topics as deemed necessary by Owner and Manager.

5.8.Property Tax Returns and Business Tax Returns; Business Licenses. Manager, on behalf of Owner, shall cause to be filed each year (or other applicable period) all state, business, franchise and occupancy tax returns for the Hotel. In addition, Manager shall assist Owner with the filing by Owner of any ad valorem/real estate and personal property tax returns, and Manager shall submit to Owner (for payment by Owner) in advance of the due date any tax bills and assessments received by Manager that are related to the Hotel. Owner shall have the sole right to protest any ad valorem taxes and other taxes with respect to the Hotel, however, Manager agrees to cooperate with Owner in any manner necessary to implement the protest process. Manager shall obtain, or promptly advise (by Notice) Owner of any inability of Manager to obtain, any necessary business licenses and permits or renewals thereof in the name of Owner; provided, however, that any liquor and/or pouring license shall be in the name of Manager or as otherwise required or permitted by law.

5.9.Legal Requirements. Manager shall execute and timely file all forms, reports, and returns required by law relating to the employment of personnel employed by Manager in connection with the Hotel. Expenses relating to legal expenses associated with employment of personnel employed by the Manager in connection with the Hotel shall be a Gross Operating Expense, except in cases of gross negligence, fraud, willful misconduct or known violation of laws and on the part of the Manager or its Affiliates.
5.10.Claims for Tax Abatements and Reductions and Eminent Domain Awards. Manager shall, without charge or reimbursement, except for out-of-pocket expenses, and upon the request of Owner, render advice and assistance to Owner in the negotiation and prosecution of all claims for the abatement or reduction of property taxes and other taxes affecting the Hotel and for awards for taking by eminent domain affecting the Hotel, but all condemnation and taxation matters shall be within the control and direction of Owner. Manager shall, at the written direction and expense of Owner, engage an independent tax consultant to assist in all or any part of the foregoing.

5.11.Hotel Records, Payroll Services and Accounting Services.Manager shall maintain, at the sole expense of Owner, a comprehensive system of office records and, in accordance with GAAP and USALI, the books and accounts (which records, books and accounts shall be and remain the property of Owner) in which shall be entered fully and accurately each and every financial transaction with respect to the operation of the Hotel. During the term of this Agreement, bills, receipts, vouchers and time records shall be maintained on file by Manager, and all books and records shall be maintained at the Manager’s office or at such other place as Owner and Manager shall mutually determine. Owner shall at all reasonable times during normal business hours have access to such books, records and accounts and to all vouchers, files and other material pertaining to the Hotel and to the transactions contemplated by this Agreement. Manager shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Hotel. Such books shall be kept on a calendar year basis and based on the accrual method of accounting. No disclosure of financial information concerning the Hotel shall be made by Manager to any other Persons (other than Manager’s counsel, tax advisors and other professional advisors and agents) unless approved by Owner or required by the Franchise Agreement. At the termination of this Agreement, all Hotel records in Manager’s possession shall be promptly turned over to Owner, provided that all outstanding balances due to Hotel Equities have

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been paid and may incur a service cost by the applicable vendor. Manager shall have reasonable access to such records at any time after the termination of this Agreement for tax and legal purposes. This Section 5.11 shall survive termination of this Agreement. [For New Hotels: The Owner agrees to a one- time software set up fee in the amount of eight hundred dollars ($800) for the Hotel for property for accounting systems, five hundred dollars ($500) for the Hotel for data intelligence systems, and five hundred dollars ($500) for the Hotel for payroll system set up].

5.12.Compensation. Beginning on the Takeover Date, as compensation for the Management Functions to be performed by Manager hereunder, Owner hereby authorizes Manager, to pay directly out of the Operating Account:

(a)Base Management Fee. A management fee for the Hotel (the “Base Management Fee”) equal to three (3.00%) of Gross Revenues, due and payable by the fifteenth (15th) day of the month immediately following such Accounting Period (even if such due date is after the termination of this Agreement), which shall be reconciled (as needed) on an annual basis.
(b)	Asset Management Fee. Intentionally deleted.

(c)Incentive Fee. Owner authorizes the payment of an incentive fee as outlined in side letter agreement.

(d)Accounting Services Fee. Owner agrees to utilize and pay an Accounting Services Fee of $2,500 per month. These fees will escalate annually by 3% or as accounted for in the Hotel Operating Budget. The Accounting Services Fee is due in advance at the beginning of the month and payable by the fifteenth (15th) day of the current month. In the event that Manager submits financial statements to Owner that are determined to be materially incorrect, incomplete, or inconsistent with GAAP or USALI, Owner will notify Manager in reasonable detail of such errors. Manager shall have the opportunity to review and address such errors within five (5) business days. Following this cure period, if Owner's accounting team is required to make material corrections, Manager shall credit the full Accounting Services Fee for the affected property for that month to Owner. The determination of material errors shall be made jointly by Owner's accounting team and Manager’s SVP of Accounting using reasonable judgement. This clause shall not apply to immaterial clerical errors that do not require significant correction or services not related to this agreement. The Accounting Services Fee credit shall be reflected in the subsequent month's fee or refunded to Owner, as applicable.
(e)Quarterly KPI Incentive: Owner agrees to pay a KPI Incentive Fee equal to zero point four five percent (0.45%) of Gross Revenues due and payable no later than sixty (60) days following the end of the applicable quarter, provided that Manager has achieved all four Key Performance Indicators (noted below) measured on a quarterly basis and submitted a detailed report to Owner by the thirtieth (30th) day of the month immediately following such quarter-end (“Performance Test”), even if such due date is after the termination of this Agreement. The report must include documentation for each of the Key Performance Indicator’s listed below: .

Key Performance IndicatorsMeasurement

Brand Satisfaction ScoreMust meet or exceed brand specific average Flex/FlowMust achieve 25% Flex or 50% Flow benchmark Revenue Generation Index Must achieve 90% budgeted RPI index

Gross Operating ProfitMust achieve 90% budgeted GOP.

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5.13.Manager Expenses. Owner shall not be obligated to reimburse Manager (a) for any overhead expenses of Manager or its Affiliates in the central, regional or general offices of Manager or its Affiliates; (b) for any compensation, including salaries, wages or expenses, of executives and other central office or regional office personnel of Manager or its Affiliates; or (c) for Manager’s, as opposed to the Hotel’s, general and administrative expenses. Owner shall pay or reimburse Manager for any expense that Manager incurs in accordance with the Hotel Operating Budget that is directly related to Manager’s provision of the Management Functions for the Hotel, such as out-of-pocket and travel-related expenses incurred by Manager to send personnel to the Hotel to carry out Hotel-specific projects (for example, sales and marketing projects or renovation projects) and any Hotel expense that Manager pays on behalf of the Hotel as part of the Hotel Operating Budget (for example, Manager may obtain a vendor invoice related to the Hotel and other properties managed by Manager, and Owner will reimburse Manager for Hotel’s portion of the invoice) due no later than fourteen (14) days from date of invoice. Owner hereby authorizes Manager, to pay either directly or out of the Operating Account such invoiced reimbursements for approved expenses. Upon termination, it is understood between Owner and Manager that all expenses and financial obligations incurred by the Hotel while under the operation of Manager (and in accordance with this Agreement) will be the sole responsibility of Owner. This will include all invoices including those not yet received. Manager will provide Owner all outstanding invoices and subsidiary ledgers at termination. Owner shall also pay for reasonable travel expenses for the general manager and director of sales to attend the annual Hotel Equities conference, the costs for which shall be included in the Hotel Operating Budget.

5.14.Revenue Management Services. Owner agrees to utilize Manager’s revenue management services and pay a Revenue Management Fee of $2,000 per month. These fees will escalate annually by 3% or as accounted for in the Hotel Operating Budget. The Revenue Management Fee is due in advance at the beginning of the month and payable by the fifteenth (15th) day of the current month, of which Owner hereby authorizes Manager to pay directly out of the Operating Account. Owner agrees to work with Hotel Equities to implement a sales management software consistent with Franchisor brand requirements and its related integrations.
5.15.Other Services. Owner agrees to pay a Technology Fee of $1,000 per month for accounting, data intelligence, and budget/forecast system costs for each Hotel. These fees will escalate annually by 3% or as accounted for in the Hotel Operating Budget. Owner hereby authorizes Manager, to pay either directly or out of the Operating Account at the same time as the Base Management Fee. Owner shall reimburse Manager for all data processing, public relations, and market research services and expenses incurred by Manager that directly relate to the Hotel and are provided for in the Hotel Operating Budget or otherwise Approved by Owner.
5.16.No Setoff. Owner’s obligations to make payments to Manager under his Agreement are absolute and unconditional, and not subject to any rights of setoff.

5.17.Late Fee and Interest on Overdue Sums. If either party shall fail to pay, when due, to the other party any sum payable to the latter hereunder, then the defaulting party shall, without notice to or demand upon it, be liable to the non-defaulting party for the payment of such sum, together with a late payment fee of five percent (5%), simple interest thereon at the rate of (a) twelve percent (12%) per annum, or (b) the maximum rate of interest allowed by law, whichever shall be less, from the date when such sum shall become due to the date of actual payment, and all collection costs, including but not limited to attorney fees. This Section 5.17 shall survive termination of this Agreement.

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5.18.Office. So long as Manager is engaged with respect to any of the Functions, Owner shall, at Manager’s request, furnish, equip and make available to Manager, as a Gross Operating Expense, such office premises, office supplies and equipment, and maintenance facilities at the Hotel as shall be reasonably requested by Manager, and as fall within the Approved Hotel Operating Budget.

6.Other Activities of Manager and Owner. Owner hereby acknowledges that Manager is or may hereafter be engaged in the ownership, development and management of venues, hotels, motels and restaurants other than the Hotel, and Owner agrees that, except as set forth in this Agreement, Manager shall not in any way be restricted from, or have any liability to account to Owner with respect to, such activities, notwithstanding that such activities compete with Manager’s Functions hereunder and Owner’s ownership of the Hotel.
7.Personnel. Manager shall have the duty and authority to investigate, hire, pay, supervise, and discharge the personnel necessary to be employed in order to properly manage, maintain and operate the Hotel in accordance with the obligations of Manager under this Agreement. Manager shall be required to notify Owner within ten (10) days of any changes to the General Manager or Director of Sales positions. Such personnel shall in every instance not be deemed to be employees of Owner. Manager shall (subject to reimbursement as set forth below) be responsible for the compensation, fringe benefits for such employees, for all payroll taxes, F.I.C.A., similar items with respect to such personnel, and costs associated with Hotel personnel not arising from Manager’s gross negligence, willful misconduct, fraud, malfeasance or violation of laws known to Manager. As between Owner and Manager, Manager shall directly control the time, schedule and manner of the work and services to be performed by the Hotel personnel, and Manager shall comply with all applicable federal, state and local laws, ordinances and regulations applicable to such personnel. Notwithstanding the above, Manager is hereby authorized to enter into one or more contracts with temporary employment agencies, professional employment organizations or similar arrangements to satisfy all of its employment obligations hereunder. However, Manager shall obtain prior written approval from Owner for any such contract that (i) exceeds an estimated cost of

$10,000 per month; or (ii) has a term exceeding three (3) months, including any renewal or extension options. Employee benefits will be offered by Manager to all Hotel personnel. Benefits will include, but not be limited to, Medical, Dental, Vision, and 401K benefits. These are subject to employer contributions, which are subject to change at each annual renewal. Any and all costs and expenses incurred by Manager in the performance of its duties under this Article 7, or any other duties described in the Agreement that are related to the hiring, training, compensating, administering, supervising and discharging of personnel employed by Manager or Owner, either directly or through a temporary employment agency, professional employment organizations or similar arrangements, in connection with the operation of the Hotel, shall be included as part of the Gross Operating Expenses and set forth in an Hotel Operating Budget. .

8.Authority of Manager. Owner hereby grants to Manager the powers and authority that are necessary and reasonable to carry out the Management Functions of Manager under this Agreement, including the powers and authority that are described in this Agreement, including Sections 8.1 through

8.7 below; provided, however, that such powers and authority shall be exercised with Due Care and subject to the obligations of and the limitations on Manager as set forth in this Agreement (including, without limitation, Section 8.6 below).

8.1.Budget Implementation. Manager shall have the power and authority to enter into contracts on behalf of Owner and at Owner’s sole cost and expense, and to make such expenditures as are required to implement any Approved Hotel Operating Budget, without the need for further

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Approval by Owner, but only to the extent that such contracts or expenditures (i) have been set forth in an Approved Hotel Operating Budget, (ii) do not exceed the limitations described in Section 5.1, and (iii) do not extend for a period in excess of two (2) years or can be terminated on 90 days’ or less notice.

8.2.Contracts for Utilities and Other Services. Manager shall have the power and authority, subject in each instance to the prior review and Approval of Owner (which may be in the form of Approval of an Hotel Operating Budget), to make contracts on behalf of Owner and at Owner’s expense for electricity, gas, fuel oil, telephone, vermin extermination, trash collection, janitorial service, security, elevator service and maintenance, water, sewer and any other similar utilities and operating services, or such of them as Manager or Owner shall reasonably deem necessary or advisable, in the care, operation and maintenance of the Hotel. All contracts in excess of ten thousand dollars ($10,000) each or which extend beyond two (2) years shall, prior to execution or which cannot be terminated on 90 days’ or less notice, shall be specifically Approved by Owner, which Approval may be in the form of the Approval of an Hotel Operating Budget.

8.3.Purchase of Supplies and Contracts for Labor and Materials. Manager shall have the power and authority to purchase, on behalf of Owner and at Owner’s expense, all equipment, tools, appliances, materials, and supplies reasonably necessary or desirable for the care, maintenance and operation of the Hotel, all of which purchases in excess of ten thousand dollars ($10,000) each (a) shall be subject to the prior review and Approval of Owner if such purchases are not included in the applicable Hotel Operating Budget and (b) shall be used solely in connection with the Hotel, unless otherwise disclosed to and Approved by Owner, in which event the cost thereof shall be prorated on an equitable basis.

8.4.Insurance Claims. Owner shall have the power and authority to settle any and all personal liability, property damage, and insurance claims arising out of insurance policies owned by Owner, including the execution of proofs of loss, the adjustment of losses, the signing of receipts and the collection of money.

8.5.Agency Signature. Manager shall have the power and authority to utilize, at the discretion of Manager, substantially the following form in executing any documents or agreements that Manager is empowered to execute on behalf of Owner pursuant to this Agreement:

By:Sam Montgomery, its authorized agent

By:    Eric McCarthy-Zink, its CFO

8.6.Limitation of Authority. Notwithstanding any provision in this Agreement to the contrary, Manager shall not, without the prior Approval of Owner (either by specific Approval, pursuant to an Approved Hotel Operating Budget, or pursuant to this Agreement): (a) convey or otherwise transfer, pledge, or encumber any property

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or other asset of Owner; (b) institute or defend lawsuits or other legal proceedings on behalf of Owner (other than for the collection of rent, in which event the attorney to be used will be Approved by Owner); (c) pledge the credit of Owner; (d) enter into, modify, renew or

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terminate any lease, license and/or other similar agreement for any space at the Hotel; (e) make, authorize, or permit any material modifications or alterations to the Hotel, except as expressly authorized by this Agreement; (f) execute any collective bargaining, union, recognition, neutrality or other labor agreement involving the Hotel, or, without otherwise limiting the generality of the foregoing, any agreement that provides for across-the-board wage increases affecting a class of employees with a union or other labor organization; (g) borrow money or execute any promissory note or other like evidence of any indebtedness or deed to secure debt, security agreement or other encumbrance in the name of or on behalf of Owner. The limitations set forth in this Section 8.6 shall be in addition to all other restrictions on the authority set forth in this Agreement (including, without limitation, the provisions of Section 8.7).

8.7 Purchase Standards. When taking bids, issuing purchase orders or otherwise arranging for any goods or services, Manager shall act at all times in the best interest of Owner and shall be under a duty to secure for and credit to Owner any discounts or rebates obtainable with respect to such purchases or other transactions. Manager administers national buying programs and negotiates additional rebates and commissions in respect to purchases and other transactions, to the benefit of the individual Hotel. Such rebates and commissions will be shared between Manager and Owner on a fair and equitable basis. Manager shall not enter into any such agreements or arrangements for the furnishing to Owner of goods or services with any Affiliate of Manager unless disclosed to and approved by Owner in advance.

9.	Insurance.

9.1.Property Insurance Requirements. Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit, the following insurance and /or such other insurance:
A.	Property Insurance

1.	Insurance on the Building and Contents including Boiler and Machinery against loss or damage for “All Risk” perils with replacement cost valuation.

2.	Business interruption insurance covering loss of profits and necessary continuing expenses for interruptions caused by any occurrence covered by the insurance referred to in Section 9.01 A;
3.	If the Hotel is in an earthquake-prone area, earthquake insurance in accordance with Prudent Industry Practices.

4.	If the Hotel is in a flood zone, NFIP flood insurance in accordance with Prudent Industry Practices.

All policies of insurance under Section 9.1 A. 1, 2, 3, and 4 shall insure Manager, Owner, Franchisor, and any Mortgagee, and any losses thereunder shall be payable to the parties as and to the extent their respective interests, if any, may appear. In the event of any conflict, the insurance requirements set forth in the Mortgage shall govern and control.

9.2 Operational Insurance Requirements. Manager shall, commencing with the Effective Date and for the duration of the Term, procure and maintain, using funds deducted from Gross Revenues in determining Operating Profit for following insurance and /or such other insurance:

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A.	Commercial General Liability Insurance including Liquor Liability

1.	Insurance against claims for injury, death or property damage occurring on, in, or about the Hotel in an amount not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) in policy aggregate. If liquor is sold at the Hotel such policy shall include liquor liability coverage.
B.	Auto Insurance

1.	Automobile insurance on vehicles owned or leased by Hotel and operated in conjunction with the Hotel in an amount not less than one million dollars ($1,000,000) per occurrence.
C.	Crime Insurance

1.	Fidelity bonds or crime insurance with respect to Hotel employees handling funds of the Hotel in limits not less than one hundred thousand dollars ($100,000).

D.	Umbrella/Excess Liability Insurance

1.	Coverage provided for protection against claims, liabilities and losses arising out of or connected with the operation of the Hotel with respect to the insurance described in Section 9.2 A and B with combined limits no less than twenty five million dollars ($25,000,000)
E.	Workers Compensation and Employers Liability Insurance

1.	Statutory limits as governed by each state covering all employees at the Hotel. Employers Liability Limits will be not less than five hundred thousand dollars ($500,000).

F.	Employment Practices Liability Insurance including 3rd party coverage
1.	Coverage for employment related claims of discrimination, wrongful termination, & harassment with limits not less than one million dollars ($1,000,000).

G.	Professional Liability “E&O” Insurance

1.	Manager will provide coverage no less than one million dollars ($1,000,000) for all professional services provided to Owner.

With respect to the insurance described in Sections 9.2 A, B, C, & D owners will be listed as additional named insured on the policies.

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Any such other insurance coverages and/or insurance limits as Owner or Manager deem advisable for protection against claims, liabilities, and losses arising out of or in connection with Hotel must be submitted in writing to other party and agreed upon in writing by both parties.

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The minimum acceptable A.M. Best rating of each insurer must be A- VII or better. Manager will furnish Owner with certificates of insurance evidencing that the said insurance is in effect at the inception of this Agreement and when coverage is renewed or replaced.

In such instances, Owner will be billed Insurance Premiums in full or on an installment basis related to coverages. In either case, those premiums should be paid no later than by the end of the month when the invoice is received.

In many instances coverages such as Commercial General Liability and Workers Compensation are subject to audits. These audits are conducted by the carrier or a carrier outsourced third party. The audit may result in additional premiums being due or refunds of premiums. In the case of an additional premium due, this financial obligation will be solely that of ownership and will survive the Management Agreement after termination. The same holds true for an insurance refund. However, in the case of a refund, any amount received will be used first to satisfy any outstanding financial obligations due to Manager. This too will survive the Management Agreement after termination.

10.	Liability and Indemnity.

10.1.Standard of Care. Manager shall not be liable or accountable to Owner (or to any of Owner’s members, agents or Affiliates), in damages or otherwise, for any error of judgment, any mistake of fact or of law, or any other act or thing (other than resulting from gross negligence, fraud on behalf of Manager, or willful neglect) that it may do or refrain from doing in connection with performing its duties and obligations hereunder, so long as it exercises a standard of care that is consistent with Due Care and in accordance with the terms of this Agreement.
10.2.Indemnity of Owner. Manager hereby agrees to indemnify, defend and hold harmless Owner and its direct or indirect members, shareholders, principals, agents and Affiliates, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs), incurred by Owner or its members, agents and/or Affiliates, and arising directly in whole or in part, out of (a) the gross negligence or willful misconduct of Manager or its Affiliates in connection with Manager’s performance of this Agreement, or (b) Manager’s breach of any of its representations, warranties, or covenants hereunder in any material respect.

10.3.Indemnity of Manager. Owner hereby agrees to indemnify, defend and hold harmless Manager and its shareholders, directors, officers and employees, from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs), incurred by Manager or its shareholders, directors, officers and/or employees, and arising out of or related to, directly or indirectly, in whole or in part, (a) the gross negligence or willful misconduct of Owner or any of its members, agents or Affiliates in connection with Owner’s performance of its duties and obligations under this Agreement, or (b) Owner’s breach of any of its representations, warranties or covenants hereunder in any material respect, or (c) events in connection with the Hotel that predate this Agreement. Theft or damage of property by an associate will be handled by local jurisdiction. In no instance shall it become the responsibility of the management company.

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10.4.Survival of Indemnity. The provisions of Sections 10.2 and 10.3 shall survive completion of Manager’s Functions hereunder, the expiration of this Agreement, or any earlier termination of this Agreement.
11.Early Termination. Notwithstanding the provisions of Article 3 this Agreement (or the Manager’s engagement hereunder with respect to one or more of the Functions, as the case may be) shall terminate earlier as provided in this Article 11, and upon such termination the obligations of Owner and Manager under this Agreement shall thereupon cease except as otherwise provided in this Agreement.

11.1.Sale. This Agreement (and Manager’s engagement hereunder) shall be terminable on the date of sale (and only on the date of sale) if the Hotel is sold to a Person that is not an Affiliate of Owner. Owner must give Manager a sixty (60) day prior written Notice of the proposed sale. Owner shall not be required to pay Manager a termination fee if this Agreement is terminated pursuant to this Section 11.1 excepting the following circumstances. In the event Manager is not retained by new owner (“Buyer”) post sale then Manager is entitled to an Off Boarding Fee (the “Off-Boarding Fee”) equal to the total Base Management Fees (normalized to 3.0% to reflect the changes in this HMA) paid to Manager during the twelve (12) months immediately preceding such date of sale. It is further agreed that the Off-Boarding Fee will be prorated for the number of full months retained by the Buyer. It is further agreed that Manager is entitled to receipt of all uncollected amounts due, including the Off-Boarding Fee from closing proceeds. It is further agreed that the Off-Boarding Fee calculation shall be reduced by ten percent (10%) after each twelve (12) month period following the Effective Date. For the avoidance of doubt, the fee will be reduced by the following amounts: Year 1: 0%, Year 2: 10%, Year 3: 20%, Year 4: 30%, Year 5: 40%. Owner authorizes Manager to work with closing or escrow agent directly pursuant to this Section 11.1.
11.2.Bankruptcy or Dissolution. In the event any of the following circumstances shall occur with respect to either Owner or Manager, the other party may, by Notice to the party suffering such circumstances, terminate this Agreement on the fifth (5th) day following the date on which such Notice of termination is delivered to the party suffering such circumstances: (a) a general assignment by a party for the benefit of creditors; (b) the appointment of a receiver, trustee or custodian for all or any substantial part of a party’s property and assets, which appointment is not thereafter terminated within ninety (90) days; (c) the entry of any “order for relief” against a party in, or the commencement by a party of, a voluntary proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting debtors’ rights; (d) the entry against a party of any “order for relief” or of any other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against such party under present or future federal bankruptcy laws or under any other bankruptcy, insolvency or other laws respecting debtors’ rights, but only if such order, judgment or decree continues unstated and in effect for a period of sixty (60) consecutive days. In the event of a termination pursuant to this Section 11.2, Owner shall promptly pay to Manager all sums earned and unpaid through the date of termination under this Agreement, including but not limited to those amounts set forth in Section 5.12 hereof, and each party shall be entitled to pursue a claim for any amounts it is owed hereunder, including any actual damages arising therefrom. Owner shall not be required pay to Manager a termination fee if this Agreement is terminated by Manager pursuant to this Section 11.2.

11.3.	Default. Each of the following shall be deemed to be an event of default under this Agreement:

(a)The failure of the defaulting party to pay to the non-defaulting party any sum that becomes due hereunder (after compliance with any applicable cure or deferral provisions

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hereunder) within thirty (30) days after receipt by the defaulting party of a Notice from the non-defaulting party specifying such failure;

(b)The failure of the defaulting party to perform, keep or fulfill any of the terms, covenants, undertakings, obligations or conditions set forth in this Agreement, other than those referred to in the foregoing paragraph (a), if such failure continues for a period of thirty (30) days after receipt by the defaulting party of Notice from the non-defaulting party specifying such failure; or, in the event such failure is of a nature that it cannot, with due diligence and in good faith, be cured within thirty

(30) days, (it being intended that, in connection with a failure not susceptible of being cured with due diligence and in good faith within thirty (30) days, the time within which the defaulting party may cure the same shall be extended for such period as may be necessary for curing such failure with due diligence and in good faith, in no event to exceed an additional sixty (60) days);

(c)The breach by the defaulting party in any material respect of any warranty or representation made by it in this Agreement and failure to cure such breach within thirty (30) days after notice thereof;
(d)A default will be issued along with an immediate Notice of Termination should either party determine that the other has committed fraud, gross negligence or willful misconduct.

(e)A default will be issued along with an immediate Notice of Termination by Manager should the Franchise Agreement be terminated solely due to a default by Owner thereunder.

(f)A default will be issued along with an immediate Notice of Termination should either party determine that the other’s conduct be considered contrary to community standards of justice, honesty or good morals (i.e. moral turpitude).

Manager is eligible to be paid Termination Fee from Owner, as described in Section 11.5 and as liquidated damages, should the Manager terminate this Agreement due to Owner failing to cure any of the Defaults described in this Section 11.3. Otherwise, Owner shall not be required pay to Manager a termination fee if this Agreement is terminated pursuant to this Section 11.3. Upon the occurrence of an uncured default or breach hereunder (in which case the non-defaulting party may also terminate this Agreement), the non-defaulting party may pursue any and all remedies available to it hereunder, at law or in equity, subject to the immediately preceding sentence. Notwithstanding anything to the contrary in this Agreement, Owner and Manager hereby agree that neither shall be liable to the other for punitive, incidental or consequential damages as a result of any breach of this Agreement.

11.4.Termination in the Event of Fire or Condemnation. In the event that the Hotel is substantially damaged by fire or other casualty, or in the event that a substantial portion of the Hotel is taken by condemnation or right of eminent domain, then, in either such event, if Owner elects to discontinue or is unable to continue the operation of the Hotel as an Hotel, Owner may, by Notice to Manager, terminate this Agreement. In the event Owner elects to terminate this Agreement pursuant to this Section 11.4, Owner shall promptly pay to Manager all sums earned and unpaid under this Agreement, including but not limited to those amounts set forth in Section 5.12 hereof, through the date of termination. Owner shall not be required pay to Manager a termination fee if this Agreement is terminated pursuant to this Section 11.4; provided, however, Manager shall be entitled to collect the Termination Fee, if then due and owing hereunder, but only to the extent same is recoverable and paid

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out of available insurance proceeds or a condemnation award, in each case after the Mortgagee and Franchisor have received all amounts to which they are entitled therefrom under the Mortgage and Franchise Agreement, respectively.

11.5.Other Termination. Owner may terminate this Agreement at any time and for any reason other than those that are applicable under Sections 11.1 to 11.4 above; provided, however, such a termination of this Agreement by Owner pursuant to this Section 11.5 will only be effective if (a) Owner gives Manager at least sixty (60) days prior written Notice of termination, and (b) no later than three (3) business days prior to the effective date of termination of this Agreement, Owner pays Manager the termination fee described in this Section 11.5 below (the “Termination Fee”). The parties intend the Termination Fee to compensate Manager for its waiver of rights to continue performance under this Agreement pursuant to this Section 11.5 only; the parties do not intend the Termination Fee to compensate Manager for Owner’s default in otherwise terminating this Agreement. The amount of the Termination Fee depends on the date on which the Notice of termination is provided and shall be calculated as follows:

Notice date is during:Termination Fee:

Years 0-5 & renewal periodsTwelve (12) months of Base Management Fees

(based upon the trailing twelve months of Base Management Fees paid to Manager immediately preceding such date of termination) provided, however, any Termination Fee paid in the last year of the term shall be prorated (based upon the number of full calendar months then remaining in the term as of the date of termination).

The amount of the Termination Fee must be paid in its entirety no later than three (3) business days prior to the date scheduled for termination. The parties stipulate that the Termination Fee is adequate consideration for Manager’s waiver of rights to continue performing services under this Agreement.

11.6.Termination of Use of Personnel and Licenses. Upon termination of this Agreement, the Hotel personnel furnished by Manager shall no longer be engaged in the operation of the Hotel (unless rehired by Owner or any subsequent owner of the Hotel, or a new manager of the Hotel), and all licenses held in the name of Manager with respect to the Hotel shall be surrendered; but upon request of Owner, Manager agrees to retain the use of such personnel and licenses (including liquor licenses) for a reasonable time after termination in order to permit Owner time in which to engage replacement personnel and in order to permit Owner time in which to obtain licenses; provided that Owner shall promptly reimburse Manager for all expenses incurred by Manager related to such retention, including any and all taxes, wages and benefits owed on such employees, and shall indemnify and save harmless Manager from any liability to such personnel or under such licenses arising between the date of termination of this Agreement and the end of such retention period.

11.7.Termination for Performance. Owner may terminate this Agreement if Manager fails all four (4) Performance Tests for two consecutive quarters. Owner will have sixty (60) days from end of the measurement period to provide notice of termination effective no less than sixty (60) from notice.

Exceptions to the Performance Tests include (i) If the Manager and Owner cannot agree on a budget, then the Gross Operating Profit Performance Test shall not apply (ii) Changes to the comp set in STR must be

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approved by both Manager and Owner based on similar hotels in similar markets, and in similar condition

(iii) impact relating to condition of the hotel will be adjusted from Brand Satisfaction Scoring.

Notwithstanding any provision in this Agreement to the contrary, the Performance Tests may not be imposed during the occurrence of a Force Majeure event or a Black Swan Event (as defined below) and continuing thereafter until Manager and Owner agree that a year has passed after the ending of any Force Majeure event or Black Swan Event and that the event is no longer adversely affecting operations or revenues for the Hotel.

For the purposes of this Agreement, a "Black Swan Event" shall mean an unforeseen, rare, and extreme event or circumstance that is outside the realm of regular expectations, has a major impact, and is characterized by an extreme rarity and severe impact. Such events include, but are not limited to, a global pandemic, a catastrophic natural disaster, significant geopolitical disruptions, or severe economic impacts. Severe economic impacts may encompass a global financial crisis, a significant economic recession, hyperinflation, or other extraordinary economic events that fundamentally disrupt normal business operations and materially affect revenue generation.

12.	Miscellaneous Provisions.

12.1.Notices. Each Notice shall be in writing and shall be deemed to have been properly given or served by personal delivery or by recognized courier services such as UPS or FedEx, or by the deposit with the United States Postal Service, or an official successor thereto, designated as registered or certified mail, return receipt requested, bearing adequate postage, and addressed as provided below. Each Notice by a Person shall be initiated by an Authorized Representative of such Person. Each Notice shall be effective upon being deposited as aforesaid. The time period in which a response to any such Notice must be given or any action taken with respect to such Notice, however, shall commence to run from the date of actual receipt if by personal delivery, or overnight delivery, or from the date of the return receipt of the Notice by the addressee thereof if by registered or certified mail. Rejection or other refusal to accept a Notice, or the inability to deliver a Notice because of an unknown changed address or status of the recipient, shall be deemed to be receipt of the Notice sent. In the event that registered or certified mail is not being accepted for prompt delivery, each Notice may be served by personal service addressed as provided below. By giving to the other Person entitled to Notice at least thirty (30) days’ Notice, any Person entitled to Notice shall have the right from time to time during the term of this Agreement to change its address (es) for receiving Notices.

Each Notice to Manager shall be addressed as follows:

Eric McCarthy-Zink, CFO Hotel Equities Group, LLC 4800 North Point Pkwy Suite 250

Alpharetta, GA 30022

Each Notice to Owner shall be addressed as follows:

Alec Worwa

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Senior Vice President

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Legendary Capital 1635 43rd Street South Suite #205

Fargo, ND 58103

Email: Aworwa@legendarycap.com

With a Copy to:

Sam Montgomery Chief Financial Officer Legendary Capital 1635 43rd Street South Suite #205

Fargo, ND 58103

Email: Smontgomery@legendarycap.com

12.2.Governing Law. This Agreement and the obligations of Owner and Manager hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia without regard to that state’s conflicts of law provisions.

12.3.Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance by such other party of its obligations under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party under this Agreement. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights under this Agreement.
12.4.Severability. If any provision of this Agreement, or its application to any Person or circumstance, shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to any other Person or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.5.Economic Conditions Not a Defense. Neither general economic downturn or conditions nor financial inability to perform the terms of this agreement will be a defense to an action by Manager or one of our Affiliates for breach of this agreement.
12.6.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of Owner and Manager with respect to the subject matter hereof. Neither this Agreement nor any of its provisions may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Person against whom enforcement of the change, waiver, discharge or termination is sought.

12.7.Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of articles, sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement; and all references in this Agreement to articles, sections

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or subsections shall refer to the corresponding article, section or

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subsection of this Agreement unless specific reference is made to the articles, sections or subsections of another document or instrument.

12.8.Counterparts. This Agreement may be executed in any number of counterparts (including by means of PDF or electronic signature), each of which shall be deemed to be an original and all of which together shall comprise but a single instrument.
12.9.Successors and Assigns. Subject to the restrictions on transfers and encumbrances set forth in this Agreement, this Agreement shall inure to the benefit of and be binding upon Owner and Manager and their respective heirs, executors, legal representatives, successors and assigns. Whenever in this Agreement a reference to any Person is made, such reference shall be deemed to include a reference to the successors and assigns of such Person.

12.10.Standard of Reasonableness. Whenever an Approval or a consent is required of a party hereto, such party shall apply a standard of reasonableness in giving such Approval or consent, and in the event that such party elects not to Approve or to withhold its consent, such party shall state in writing its reasons for disapproval or withholding consent and shall, where appropriate, suggest an alternative that would be acceptable to such party.
12.11.Subordination. This Agreement and the rights and benefits of Manager hereunder are and shall be subject and subordinate only to the lien and security title of the Mortgages (including any renewals, modifications, amendments, consolidations, extensions or replacements of any of the foregoing). This subordination is and shall be self-operative and no further instrument of subordination shall be required to effectuate the provisions of this Section 12.11. However, Manager shall execute, seal, and deliver to Owner, at the expense of Owner, such instruments, in recordable form, that Owner may from time to time request to further evidence and confirm the subordination effected hereby.
12.12.	Assignment.

(a)Manager may, without the consent of Owner (but upon providing at least thirty (30) days prior written notice to Owner), assign this Agreement to: (a) any entity controlling, controlled by or under common control with Manager (control being deemed to mean the ownership of fifty percent (50%) or more of the stock or other beneficial interest in such entity and/or power to direct the day-to-day operations of such entity); (b) any entity which is the successor by merger, consolidation or reorganization of Manager or Manager’s parent owner; or (c) the purchaser of all or substantially all of the hotel management business of Manager or Manager’s parent owner, provided however, in each instance, the following conditions are satisfied, each as reasonably determined by Owner: (v) such assignee of Manager or new controlling party of Manager is approved by Franchisor to manage the Hotel;

(w) all costs and expenses incurred or to be incurred by the Hotel as a result of such transaction or occurrence shall be paid solely by Manager from its own funds; (x) such assignee of Manager or new controlling party of Manager assignee can provide the comparable operating, management and financial reporting functions of Manager under this Agreement, consistent with the standard of Due Care; (y) such assignee possesses equal or greater creditworthiness than the original Manager hereunder; and (z) such assignee agrees in writing to be bound by this Agreement and assumes in writing all of Manager’s obligations under this Agreement from and after the effective date of such assignment (a copy of which shall be delivered to Owner).

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(b)Owner shall not assign this Agreement or any of its obligations or rights hereunder without the express prior written consent of Manager; provided, however, Owner shall be permitted to assign this Agreement to an Affiliate of Owner without Manager’s consent (but upon providing at least thirty (30) days prior written notice to Manager).
12.13.No Recording or Pledging. This Agreement shall not be recorded in any public records, and neither party to this Agreement shall pledge, hypothecate, or otherwise encumber its interest in this Agreement.

12.14.Recitals. The recitals to this Agreement are incorporated herein by reference and form a substantive part of this Agreement.

12.15.Arbitration. Any dispute or controversy arising out of or related to this Agreement shall be submitted to binding arbitration in the state of Georgia, upon the delivery by one party to the other of a notice specifying the nature of the dispute or controversy and demanding that the matter be sent to arbitration (the “Arbitration Notice”). Each party will pay half of the initial arbitration costs upon demand. The arbitrator will be one person who shall be independent of the parties. The arbitrator shall be selected by agreement of the parties to the dispute from the list of proposed arbitrators from JAMS. The arbitration shall be administered by JAMS in Alpharetta, Georgia pursuant to its Streamlined Arbitration Rules and Procedures then in effect. The Arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration. Judgment on the award may be entered in any court having jurisdiction.
12.16.Force Majeure. A party shall not be deemed to be in default of any obligation hereunder if it is unable to perform or discharge such obligation on account of a Force Majeure, and the date by which such party shall be required to perform or discharge such obligation shall be automatically extended by a period equal to the period of duration of such Force Majeure, plus thirty (30) days.
12.17.Confidentiality. Each party hereby acknowledges and agrees that all matters disclosed in the negotiation of this Agreement and that the matters set forth in this Agreement are strictly confidential. Manager shall hold all information and documents regarding or in any way related to the Hotel, the parties, their respective owners, the business, financial, marketing and sales practices and plans of the parties, and the terms of this Agreement and the negotiations leading to this Agreement in strict confidence and shall not disclose such information and documents to any Person other than its own officers, directors, partners, managers, members, legal counsel, accountants or financial advisers (collectively, the “Manager Parties”) who have a specific need to have access to such information or documents in order for Manager to perform its obligations under this Agreement and who have been instructed to maintain the strict confidentiality of such information and documents. In addition, Manager shall not disclose any specific information regarding financial performance of the Hotel (i.e., occupancy, average daily rate, etc.) to any third party, except Smith Travel Research (STAR Report) or a comparable hospitality industry reporting service, unless Approved in writing by Owner, and notwithstanding anything to the contrary herein, in no event shall Manager disclose the identities or any other information relating to the direct or indirect members, partners or investors of Owner. The obligations set forth in this Section

12.17 shall survive any termination or expiration of this Agreement.

EX10.2

12.18.Attorneys’ Fees. In the event of any litigation between the parties respecting this Agreement or arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the other its costs and reasonable attorneys’ fees.
12.19.	Limitation on Liability.

(a)None of Manager’s officers, directors, members or employees, nor any of their respective heirs, administrators, executors, personal representatives, successors, and assigns, shall have any personal liability or other personal obligation with respect to any payment, performance, or observance of any amount, obligation, or liability to be paid, performed, or observed under this Agreement or any of the representations, warranties, covenants, indemnifications, or other undertakings of Manager hereunder, and Owner agrees it shall not seek to obtain a money judgment against Manager’s officers, directors, members or employees, or against any of their respective heirs, administrators, executors, personal representatives, successors, or assigns.

(b)Except as specifically set forth in the last sentence of this Section 12.19(b), Manager’s aggregate liability for payment and satisfaction of any claims and liabilities arising from or related to any breaches, defaults, or other performance or failure to perform on the part of Manager hereunder (collectively, “Manager Liabilities”) shall be limited to a maximum aggregate amount equal to the sum of all management fees paid to Manager during the prior twelve months hereof (including, without limitation, Base Management Fees and any Incentive Fee), said cap to be determined as of the date any such Manager Liability is due and payable by Manager. Notwithstanding, nothing in this Section 12.19(b) shall limit (a) non-monetary equitable remedies, (b) relief or claims for the return of overpaid fees, or (c) Manager Liabilities that are satisfied out of any available insurance proceeds.

12.20.Independent Contractor. Owner and Manager intend, acknowledge and agree that the relationship between Owner and Manager pursuant to this Agreement is that of a principal and an independent contractor and that all employees and personnel necessary for the operation of the Hotel shall in every instance be the employees or independent contractors of Manager and not of Owner. Nothing contained herein shall be deemed to constitute Owner and Manager as partners, joint venturers or joint employers. Manager hereby covenants that it will refrain from any activity that could create, or be deemed to create, a conflict of interest with Owner in the discharge of Manager’s obligations under this Agreement.
12.21.Estoppels. Either party shall, at any time and from time to time and at the requesting party’s expense, upon not less than ten (10) days’ prior written request from the other, execute, acknowledge and deliver to the requesting party, in form reasonably satisfactory to the requesting party, a written statement certifying (if true): (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (b) that there is no outstanding notice of a default hereunder and, to the best of such party’s knowledge, no event has occurred or condition exists which, with the giving of notice or the passage of time or both, would constitute a default hereunder; and (c) such other accurate information as may be reasonably requested by the requesting party.

[Signatures on next page]

EX10.2

IN WITNESS WHEREOF, Owner and Manager, acting through their duly authorized officers or agents, have executed this Agreement, as of the day and year first above written.

Owner:

TBD, LLC

By:   Sam Montgomery

Authorized Signatory

Date:

Manager:

Hotel Equities Group, LLC

By:   Eric McCarthy-Zink

Officer & CFO

Date:

EXHIBIT 10.297

Exhibit “A”

[Insert Property Detail]

1